Exhibit 99.1

AFFINITY GAMING ANNOUNCES THREE AND SIX-MONTH RESULTS FOR THE PERIOD ENDED JUNE 30, 2012

Las Vegas, NV — August 14, 2012 — Affinity Gaming, LLC today announced results for the three and six-month period ended June 30, 2012.  Net revenues for the quarter were $116.4 million versus $114.2 million for the prior year, an increase of $2.2 million, or 1.9%.  Net loss for the quarter was $1.8 million versus net income of $0.7 million for the prior year, a decrease of $2.5 million.  Current quarter net income was reduced by an $8.8 million loss on extinguishment of debt related to the Company’s recent refinancing activity.  Adjusted EBITDA for the quarter was $20.5 million versus $18.6 million for the prior year, a $1.8 million, or 9.8%, increase.  The increase reflects $2.3 million in lease payments from the recently acquired casinos in Black Hawk, Colorado coupled with a $0.5 million, or 2.4%, decline from prior existing operations.

Year-to-date net revenues were $229.2 million versus $221.8 million for the prior year, an increase of $7.4 million, or 3.3%.  Year-to-date net income was $5.8 million versus net income of $4.6 million for the prior year, an increase of $1.2 million.  Year-to-date adjusted EBITDA was $41.0 million versus $35.2 million for the prior year, a $5.8 million, or 16.5%, increase.

Summary of Second Quarter Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Net Revenues	$116,395	$114,195	$229,191	$221,791
Net Income	(1,821)	716	5,776	4,601

Adjusted EBITDA (1)	20,482	18,646	40,985	35,167
Adjusted Net Income (2)	$3,661	$799	$7,611	$4,568

“The double-digit growth we saw in the first quarter slowed during the second quarter commensurate with the general economy,” said David D. Ross, Chief Executive Officer.  “Nonetheless, we managed to keep same-store EBITDA in line with prior-year results through a combination of revenue growth in key markets and tight cost management throughout the organization.  The addition of Black Hawk, Colorado alongside of our new refinancing allowed us to increase our quarterly adjusted net income by over $3 million.”

Second Quarter 2012 Highlights

•                  Southern Nevada net revenues increased by $2.3 million, led by growth in gaming, lodging and food and beverage sales.  Year-over-year EBITDA also increased by $0.3 million, or 4.2%.

•                  Major highway construction disruption at the Company’s Rail City property coupled with tour and travel challenges in the Reno economy were principally responsible for the Northern Nevada region’s $0.8 million EBITDA decline.

•                  Midwest operations posted EBITDA within 2% of prior-year results, despite the opening of a new competitor in the Kansas City region.  Although regular patrons at the Company’s St. Jo., Missouri property frequent the Kansas City market as destination visitors, Q2-12 revenues were only down slightly compared to the prior-year period.

•                  Lakeside Casino Resort in Iowa opened its new 90-room hotel expansion on May 24, in time for the Memorial Day weekend.  Results from the holiday weekend were encouraging as the property reported a significant increase in revenues over the prior year. The property is currently remodeling the original 60-room hotel and anticipates bringing this inventory back online by the first week of October.

•                  On May 9, the Company closed on a new $235 million Senior Secured Credit Facility consisting of a $200 million term loan and a $35 million super priority revolver, which was undrawn at close.  Both facilities currently carry borrowing costs of LIBOR plus an applicable margin of 4.25% with a minimum LIBOR floor of 1.25%.  The Company simultaneously closed on $200 million of 9.00% Senior Unsecured Notes.  Proceeds from the combined refinancing were used to retire the Company’s prior outstanding credit facility, pay associated transaction fees and increase cash liquidity by approximately $40 million.  Cost of borrowing was reduced by 213 basis points and, despite the additional borrowings of $58 million, the Company estimates it will save approximately $5 million in annualized interest expense.  The remaining proceeds and increased liquidity are available for general corporate purposes, including acquisitions.

Additional Financial Information

Cash.  On June 30, 2012, the Company had total cash balance of $128 million.

Debt. On June 30, 2012, the Company had $399.5 million in debt outstanding.

Capital Expenditures.  Capital expenditures incurred for the six month period ended June 30, 2012 were $11.6 million.

Black Hawk, Colorado Pro Forma.  Unaudited net revenue and EBITDA of the Black Hawk Casinos for the three-month period ended June 30, 2012 was $10.3 million and $2.3 million respectively.

Conference Call Information

Affinity Gaming will be hosting its second-quarter 2012 conference call today at 12 p.m. Eastern.  The conference call number is (877) 407-3982 — please dial the number 10 minutes prior to the scheduled start time.  A live webcast of the conference call will also be available on Affinity's website at www.affinitygamingllc.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on Tuesday, August 21 at www.affinitygamingllc.com and by telephone at (877) 870-5176; passcode 398827.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies.

(1)   Adjusted EBITDA as used in this press release is earnings before interest, taxes, depreciation, amortization, loss on extinguishment of debt, other non-operating income and expenses, pre-opening expenses, share based compensation, reorganization and restructuring expenses, write-downs, reserves and recoveries and discontinued operations.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

(2)   Adjusted Net Income as used in this press release is earnings excluding the after-tax impact of loss on extinguishment of debt, other non-operating income and expenses, pre-opening expenses, reorganization and restructuring expenses, write-downs, reserves and recoveries and discontinued operations.  In future periods, the calculation of Adjusted Net Income may be different than in this release.  A reconciliation between Adjusted Net Income and Net Income is provided in this release.

Income statement by segment, continuing operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Net Revenues
Southern Nevada	$61,612	$59,354	$121,717	$115,856
Northern Nevada	20,312	21,596	38,973	40,492
Midwest	32,186	33,245	65,131	65,443
Colorado (1)	2,285	—	3,370	—
Total Net Revenues	116,395	114,195	229,191	221,791

Adjusted EBITDA
Southern Nevada	6,487	6,223	13,944	12,661
Northern Nevada	3,863	4,676	7,014	7,478
Midwest	10,109	10,294	21,285	20,321
Colorado	2,285	—	3,370	—
Corporate Expense and Other	(2,262)	(2,547)	(4,628)	(5,293)
Total Adjusted EBITDA	20,482	18,646	40,985	35,167

Operating Costs and Expenses
Depreciation and Amortization	6,447	6,555	12,338	11,726
Share Based Compensation	476	420	952	840
Corporate Write Off & Reserves	(707)	146	(707)	146
Pre-Opening Expense	122	—	142	—
Total Operating Costs and Expenses	6,338	7,121	12,725	12,712

Other Non-Operating Items
Interest Expense, net	(8,045)	(7,687)	(15,968)	(15,200)
Loss on Extinguishment of Debt	(8,842)	—	(8,842)	—
Other	—	(790)	—	(790)
Total Other Non-Operating Items	(16,887)	(8,477)	(24,810)	(15,990)

Income Before Taxes	(2,743)	3,048	3,450	6,465
Provision for Taxes	922	(2,437)	(1,211)	(2,475)
Net Income From Continuing Operations	$(1,821)	$611	$2,239	$3,990

Net Income from Discontinued Operations	—	105	3,537	611
Net Income	$(1,821)	$716	$5,776	$4,601

(1)         Represents lease payments from ownership of Colorado assets.

The following table reconciles GAAP Net Income to Adjusted Net Income and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2012	2011	2012	2011

Net Income	$(1,821)	$716	$5,776	$4,601

Adjustments to Net Income
Loss/(Income) on Extinguishment of Debt	8,842	—	8,842	—
Other Loss/(Income)	—	790	—	790
Pre-Opening Expense	122	—	142	—
Corporate Write Off & Reserves	(707)	146	(707)	146
Total Adjustments to Net Income	8,257	936	8,277	936

Income Tax Effect of Above Adjustments	(2,775)	(748)	(2,905)	(358)
Net Income from Discontinued Operations	—	(105)	(3,537)	(611)
Net Adjustment to Net Income	5,482	83	1,835	(33)
Adjusted Net Income	$3,661	$799	$7,611	$4,568

Additional Adjustments
Depreciation and Amortization	6,447	6,555	12,338	11,726
Interest Expense, net	8,045	7,687	15,968	15,200
Share Based Compensation	476	420	952	840
Provision for Taxes	1,853	3,185	4,116	2,833
Total Additional Adjustments	16,821	17,847	33,374	30,599
Adjusted EBITDA	$20,482	$18,646	$40,985	$35,167

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada.  The Company’s casino operations consist of 12 casinos, nine of which are located in Nevada, two in Missouri and one in Iowa.  Affinity Gaming is also the landlord of three casinos in Colorado and expects to be licensed to operate those casinos in the second half of 2012.  Additionally, Affinity

Gaming has entered into a consulting agreement to support the operations of the Rampart Casino at the J.W. Marriott Resort in Las Vegas.  For more information about Affinity Gaming, please visit its website: www.affinitygamingllc.com.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 341-2410

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 341-2413